Filed Pursuant to Rule 433

Registration No. 333-261901

**Full Px Details** Santander Drive Subprime Auto Loan ABS (SDART 2024-2)

Joint Bookrunners: Barclays (Str), Santander, and Wells Fargo

DE&I Co-Managers : Academy Securities and Ramirez

Anticipated Capital Structure:

CL	Size(mm)	WAL^	Moody’s/Fitch**	P.WIN^	E.MTY^	L.MTY	BENCH	SPRD	YLD(%)	CPN(%)	PX(%)

A-1	$134.410	0.11	P-1/F1+	1-3	07/24	05/25	I-Curv	*RETAINED*
A-2	$581.410	0.71	Aaa/AAA	3-17	09/25	09/27	I-Curv	+60	5.876	5.80	99.99657
A-3	$323.320	1.84	Aaa/AAA	17-28	08/26	11/28	I-Curv	+70	5.700	5.63	99.99419
B	$197.220	2.64	Aaa/AA	28-36	04/27	07/29	I-Curv	+97	5.852	5.78	99.99559
C	$142.390	3.25	Aa2/A	36-43	11/27	06/30	I-Curv	+110	5.915	5.84	99.99020
D	$230.820	3.93	Baa3/NR	43-49	05/28	08/31	I-Curv	+160	6.367	6.28	99.98586

^	Based on 1.50% ABS to 10% Clean-Up Call
**	Expected Ratings

PRICED

-Deal Summary-

Offered Size : $1,475,160,000 offered (no grow)

Exp. Pricing : Week of 4/15

Exp. Settle : April 24, 2024

Pxg Speed : 1.50% ABS to 10% Call

Offering Format: SEC REG

First Pay Date : 05/15/24

ERISA Eligible : Yes

Exp. Ratings : Moody’s/Fitch

Min Denoms : $1k x $1k

BBG Ticker : SDART 2024-2

B&D : Barclays

-Available Information-

*	Preliminary Prospectus, FWP : Attached
*	Intex Deal Name : bcgsdar2402_preprice Password: A2BK
*	Roadshow Link : www.dealroadshow.com Entry Code: SDART242

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.